MACOM Reports Fiscal Second Quarter 2021 Financial Results

LOWELL, MA, April 29, 2021 - MACOM Technology Solutions Holdings, Inc. (“MACOM”) (NASDAQ: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal second quarter ended April 2, 2021.
Second Quarter Fiscal Year 2021 GAAP Results
•Revenue was $150.6 million, an increase of 19.1%, compared to $126.4 million in the previous year fiscal second quarter and an increase of 1.4% compared to $148.5 million in the prior fiscal quarter;
•Gross margin was 55.9%, compared to 50.1% in the previous year fiscal second quarter and 54.0% in the prior fiscal quarter;
•Operating income was $19.0 million, compared to a loss of $5.3 million in the previous year fiscal second quarter and income of $12.1 million in the prior fiscal quarter; and
•Net income was $14.8 million, or $0.21 per diluted share, compared to net loss of $10.2 million, or $0.28 loss per diluted share, in the previous year fiscal second quarter and net loss of $9.0 million, or $0.13 loss per diluted share, in the prior fiscal quarter.
Second Quarter Fiscal Year 2021 Adjusted Non-GAAP Results
•Adjusted gross margin was 59.2%, compared to 54.5% in the previous year fiscal second quarter and 57.5% in the prior fiscal quarter;
•Adjusted operating income was $41.8 million, or 27.8% of revenue, compared to adjusted operating income of $19.6 million, or 15.5% of revenue, in the previous year fiscal second quarter and adjusted operating income of $37.8 million, or 25.4% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $36.1 million, or $0.51 per diluted share, compared to adjusted net income of $11.9 million, or $0.17 per diluted share, in the previous year fiscal second quarter and adjusted net income of $32.2 million, or $0.46 per diluted share, in the prior fiscal quarter.
Management Commentary
“Q2 was a solid quarter,” said Stephen G. Daly, President and Chief Executive Officer. “Our engineering, sales, operations and administrative teams continue to work closely together to service our customers and improve our competitiveness in all aspects of our business.”
Business Outlook
For the fiscal third quarter ending July 2, 2021, MACOM expects revenue to be in the range of $150 million to $154 million. Adjusted gross margin is expected to be between 58% and 60%, and adjusted earnings per share is expected to be between $0.52 and $0.56 on an anticipated 71.0 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Thursday, April 29, 2021 at 8:30 a.m. Eastern Time to discuss its fiscal second quarter 2021 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 3058817.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 and the passcode is 3058817. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM’s website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM’s website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM designs and manufactures semiconductor products for Telecommunication, Industrial and Defense and Data Center applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans and priorities, our ability to ensure business continuity and to be successful in our engineering efforts, acceleration, strength and competitiveness of new product introductions, MACOM’s profitability, prospects and growth opportunities in our three primary markets, development and process qualification timelines, continued improvements and the estimated financial results for our 2021 fiscal third quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including any failure to anticipate demand for our products; risks related to any weakening of economic conditions, including as a result of the COVID-19 pandemic; our dependence on a limited number of customers; our ability to develop new products and achieve market acceptance of those products; disruptions in our supply chain; and those other factors described in "Risk Factors" in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles ("GAAP") reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP income (loss) from operations and operating margin, adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP diluted shares, non-GAAP income tax rate, non-GAAP interest expense and non-GAAP free cash flow. In this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based compensation expense, impairment and restructuring charges, changes in common stock warrant liability, non-cash interest, acquisition and integration related costs, loss on debt extinguishment, equity method investment gains and losses and the tax effect of each non-GAAP adjustment.
Management believes these excluded items are not reflective of our underlying performance and uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This is a non-cash expense and is not considered by management in making operating decisions.
Share-Based Compensation Expense - includes share-based compensation expense for awards that are equity and liability classified on our balance sheet. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies. Share-based compensation expense amounts are not considered by management in making operating decisions.
Restructuring Charges - includes amounts primarily associated with our 2019 restructuring plan that reduced staffing and manufacturing, research and development and administrative footprints. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.
Warrant Liability Gains/Expenses - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.
Non-cash Interest, Net - includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our credit agreement and term loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.
Acquisition and Integration Related Costs - includes amounts accrued for employees of acquired businesses which are not expected to have a continuing contribution to operations. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.
Equity Method Investment Gains/Losses - primarily includes gains and losses associated with a non-marketable equity investment we have in a private business. The investment losses are non-cash in nature and we believe these items are not correlated to future business operations and including such amounts does not reflect our ongoing operations.
Loss on Debt Extinguishment - includes the write-off of unamortized deferred financing costs associated with the paydown of our term loans. These amounts are non-cash in nature and we believe are not correlated to future business operations and including such charges does not reflect on our ongoing operations.
Tax Effect of Non-GAAP Adjustments - includes adjustments to arrive at an estimate of our adjusted non-GAAP income tax rate associated with our adjusted non-GAAP income over a period of time. We determine our adjusted non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our adjusted non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this adjusted non-GAAP income tax rate quarterly and have utilized 5% for fiscal year 2021 and 8% for fiscal year 2020. Our historical effective income tax rate under GAAP has varied significantly from our adjusted non-GAAP income tax rate due primarily to changes in fair values of the common stock warrant liability, which are excluded from our adjusted net income and are neither deductible nor taxable for tax purposes, losses or gains associated with our equity method investment in a private business, income taxed in foreign jurisdictions at generally lower tax rates, intangible impairments, research and development tax credits and merger expenses. We believe it is beneficial for management to review our adjusted non-GAAP income tax rate on a consistent basis over periods of time. Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time.
Adjusted EBITDA - is a calculation that adds depreciation expense to our adjusted income from operations. Management reviews and utilizes this measure for operational analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analysis purposes.
Free Cash Flow - is a calculation that starts with cash flow from operating activities and reduces this amount by our capital expenditures in the applicable period. Management reviews and utilizes this measure for cash flow analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analyzing a company’s cash flow.
Incremental Shares - is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and warrants that were not included in the calculation of our GAAP diluted shares. We believe competitors and others in the financial industry utilize this measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Six Months Ended
	April 2, 2021	January 1, 2021	April 3, 2020	April 2, 2021	April 3, 2020

Revenue	$150,583	$148,504	$126,424	$299,087	$245,521
Cost of revenue	66,470	68,242	63,054	134,713	123,947
Gross profit	84,113	80,262	63,370	164,374	121,574
Operating expenses:
Research and development	34,619	36,936	35,830	71,555	70,988
Selling, general and administrative	30,522	31,252	31,994	61,774	64,334
Restructuring charges	—	—	815	—	2,049
Total operating expenses	65,141	68,188	68,639	133,329	137,371
Income (loss) from operations	18,972	12,074	(5,269)	31,045	(15,797)
Other income (expense):
Warrant liability (expense) gain	—	(11,130)	8,647	(11,130)	4,560
Interest expense, net	(4,851)	(4,734)	(7,672)	(9,585)	(16,293)
Other income (expense), net	2,879	(4,504)	(4,352)	(1,624)	(8,092)
Total other income (expense)	(1,972)	(20,368)	(3,377)	(22,339)	(19,825)
Income (loss) before income taxes	17,000	(8,294)	(8,646)	8,706	(35,622)
Income tax expense	2,193	674	1,580	2,867	2,966
Net income (loss)	$14,807	$(8,968)	$(10,226)	$5,839	$(38,588)

Net income (loss) per share:
Income (loss) per share - Basic	$0.22	$(0.13)	$(0.15)	$0.09	$(0.58)
Income (loss) per share - Diluted	$0.21	$(0.13)	$(0.28)	$0.08	$(0.64)
Weighted average common shares:
Shares - Basic	68,504	67,756	66,522	68,130	66,375
Shares - Diluted	70,546	67,756	67,085	69,983	66,921

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	April 2, 2021	October 2, 2020

ASSETS
Current assets:
Cash and cash equivalents	$105,540	$129,441
Short-term investments	162,554	203,711
Accounts receivable, net	68,281	45,884
Inventories	84,516	91,584
Prepaid and other current assets	11,742	10,899
Total current assets	432,633	481,519
Property and equipment, net	114,253	118,866
Goodwill and intangible assets, net	421,876	445,910
Deferred income taxes	40,214	41,935
Other investments	19,483	17,745
Other long-term assets	39,936	40,453
TOTAL ASSETS	$1,068,395	$1,146,428
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of finance lease obligations and other	$1,203	$1,368
Current portion of long-term debt	—	6,885
Accounts payable	26,473	23,043
Accrued liabilities	60,897	63,654
Total current liabilities	88,573	94,950
Finance lease obligations and other, less current portion	28,494	28,994
Long-term debt obligations, less current portion	492,173	652,172
Warrant liability	—	25,312
Other long-term liabilities	47,022	44,854
Total liabilities	656,262	846,282
Stockholders’ equity	412,133	300,146
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,068,395	$1,146,428

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Six Months Ended
	April 2, 2021	April 3, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,839	$(38,588)
Depreciation and intangible asset amortization	35,613	40,241
Share-based compensation	18,700	18,426
Warrant liability expense (gain)	11,130	(4,560)
Deferred income taxes	1,629	2,322
(Gain) loss on equity method investment	(1,738)	9,066
Other adjustments to reconcile income (loss) to net operating cash	5,285	3,060
Accounts receivable	(22,397)	16,787
Inventories	7,068	8,256
Change in other operating assets and liabilities	1,592	7,928
Net cash provided by operating activities	62,721	62,938
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,328)	(9,036)
Sales, purchases and maturities of investments	41,277	(375)
Proceeds from sale of assets	63	363
Net cash provided by (used in) investing activities	34,012	(9,048)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of issuance costs	394,871	—
Payments of long-term debt	(496,021)	(3,442)
Payments on finance leases and other	(666)	(871)
Proceeds from stock option exercises and employee stock purchases	3,056	2,052
Repurchase of common stock - tax withholdings on equity awards	(22,338)	(5,949)
Net used in financing activities	(121,098)	(8,210)
Foreign currency effect on cash	464	(464)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(23,901)	45,216
CASH AND CASH EQUIVALENTS — Beginning of period	129,441	75,519
CASH AND CASH EQUIVALENTS — End of period	$105,540	$120,735

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Six Months Ended
	April 2, 2021		January 1, 2021		April 3, 2020		April 2, 2021		April 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$84,113	55.9	$80,262	54.0	$63,370	50.1	$164,374	55.0	$121,574	49.5
Amortization expense	3,806	2.5	3,877	2.6	4,347	3.4	7,683	2.6	8,767	3.6
Share-based compensation expense	1,241	0.8	1,267	0.9	1,153	0.9	2,508	0.8	2,205	0.9
Adjusted gross profit (Non-GAAP)	$89,160	59.2	$85,406	57.5	$68,870	54.5	$174,565	58.4	$132,546	54.0

	Three Months Ended						Six Months Ended
	April 2, 2021		January 1, 2021		April 3, 2020		April 2, 2021		April 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$65,141	43.3	$68,188	45.9	$68,639	54.3	$133,329	44.6	$137,371	56.0
Amortization expense	(7,601)	(5.0)	(8,116)	(5.5)	(8,071)	(6.4)	(15,717)	(5.3)	(16,726)	(6.8)
Share-based compensation expense	(10,208)	(6.8)	(12,438)	(8.4)	(10,431)	(8.3)	(22,646)	(7.6)	(18,548)	(7.6)
Restructuring charges	—	—	—	—	(815)	(0.6)	—	—	(2,049)	(0.8)
Acquisition and integration related costs	—	—	—	—	(22)	—	—	—	(44)	—
Adjusted operating expenses (Non-GAAP)	$47,332	31.4	$47,634	32.1	$49,300	39.0	$94,966	31.8	$100,004	40.7

	Three Months Ended						Six Months Ended
	April 2, 2021		January 1, 2021		April 3, 2020		April 2, 2021		April 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income (loss) from operations - GAAP	$18,972	12.6	$12,074	8.1	$(5,269)	(4.2)	$31,045	10.4	$(15,797)	(6.4)
Amortization expense	11,407	7.6	11,993	8.1	12,418	9.8	23,400	7.8	25,493	10.4
Share-based compensation expense	11,450	7.6	13,705	9.2	11,585	9.2	25,155	8.4	20,753	8.5
Restructuring charges	—	—	—	—	815	0.6	—	—	2,049	0.8
Acquisition and integration related costs	—	—	—	—	22	—	—	—	44	—
Adjusted income from operations (Non-GAAP)	$41,829	27.8	$37,772	25.4	$19,571	15.5	$79,600	26.6	$32,542	13.3

Depreciation expense	6,006	4.0	6,207	4.2	7,319	5.8	12,213	4.1	14,748	6.0
Adjusted EBITDA (Non-GAAP)	$47,835	31.8	$43,979	29.6	$26,890	21.3	$91,813	30.7	$47,290	19.3

	Three Months Ended						Six Months Ended
	April 2, 2021		January 1, 2021		April 3, 2020		April 2, 2021		April 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income (loss) - GAAP	$14,807	9.8	$(8,968)	(6.0)	$(10,226)	(8.1)	$5,839	2.0	$(38,588)	(15.7)
Amortization expense	11,407	7.6	11,993	8.1	12,418	9.8	23,400	7.8	25,493	10.4
Share-based compensation expense	11,450	7.6	13,705	9.2	11,585	9.2	25,155	8.4	20,753	8.5
Restructuring charges	—	—	—	—	815	0.6	—	—	2,049	0.8
Warrant liability expense (gain)	—	—	11,130	7.5	(8,647)	(6.8)	11,130	3.7	(4,560)	(1.9)
Non-cash interest, net	849	0.6	548	0.4	1,015	0.8	1,397	0.5	2,031	0.8
Acquisition and integration related costs	—	—	—	—	22	—	—	—	44	—
Equity method investment (gains) and losses	(6,541)	(4.3)	4,803	3.2	4,354	3.4	(1,738)	(0.6)	8,103	3.3
Loss on debt extinguishment	3,841	2.6	—	—	—	—	3,841	1.3	—	—
Tax effect of non-GAAP adjustments	293	0.2	(1,019)	(0.7)	546	0.4	(727)	(0.2)	1,502	0.6
Adjusted net income (Non-GAAP)	$36,106	24.0	$32,192	21.7	$11,882	9.4	$68,297	22.8	$16,827	6.9

	Three Months Ended						Six Months Ended
	April 2, 2021		January 1, 2021		April 3, 2020		April 2, 2021		April 3, 2020
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net income (loss) - GAAP	$14,807		$(8,968)		$(10,226)		$5,839		$(38,588)
Warrant liability gain	—		—		(8,647)		—		(4,560)
Net income (loss) - diluted	$14,807	$0.21	$(8,968)	$(0.13)	$(18,873)	$(0.28)	$5,839	$0.08	$(43,148)	$(0.64)

Adjusted net income (Non-GAAP)	$36,106	$0.51	$32,192	$0.46	$11,882	$0.17	$68,297	$0.97	$16,827	$0.25

	Three Months Ended			Six Months Ended
	April 2, 2021	January 1, 2021	April 3, 2020	April 2, 2021	April 3, 2020
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	70,546	67,756	67,085	69,983	66,921
Incremental shares	—	2,005	1,010	175	887
Adjusted diluted shares (Non-GAAP)	70,546	69,761	68,095	70,158	67,808

	Three Months Ended						Six Months Ended
	April 2, 2021		January 1, 2021		April 3, 2020		April 2, 2021		April 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$4,851	3.2	$4,734	3.2	$7,672	6.1	$9,585	3.2	$16,293	6.6
Non-cash interest expense	(849)	(0.6)	(548)	(0.4)	(1,015)	(0.8)	(1,397)	(0.5)	(2,031)	(0.8)
Adjusted interest expense (Non-GAAP)	$4,002	2.7	$4,186	2.8	$6,657	5.3	$8,188	2.7	$14,262	5.8

	Three Months Ended						Six Months Ended
	April 2, 2021		January 1, 2021		April 3, 2020		April 2, 2021		April 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$27,941	18.6	$34,780	23.4	$25,280	20.0	$62,721	21.0	$62,938	25.6
Capital expenditures	(4,438)	(2.9)	(2,890)	(1.9)	(4,788)	(3.8)	(7,328)	(2.5)	(9,036)	(3.7)
Free cash flow (Non-GAAP)	$23,503	15.6	$31,890	21.5	$20,492	16.2	$55,393	18.5	$53,902	22.0
Free cash flow as a percentage of Adjusted net income	65.1%		99.1%		172.5%		81.1%		320.3%

RECONCILIATION OF DEBT ACTIVITY
(unaudited and in thousands)

	Long-term debt, current portion	Long-term debt, less current portion	Total Debt
Balances as of January 1, 2021	$6,885	$650,931	$657,816
$100M paydown of debt	(6,885)	(93,115)	(100,000)
Issuance of convertible notes*		400,000	400,000
Equity component of convertible notes issued		(71,754)	(71,754)
Convertible note proceeds paydown of debt		(394,300)	(394,300)
Other activity		411	411
Balances as of April 2, 2021	$—	$492,173	$492,173

*Amounts above do not reflect additional $50.0 million convertible notes green shoe exercised in the fiscal third quarter ended July 2, 2021.